Exhibit 99.1

NEWS RELEASE

CONTACT:	Jerry Sleve
Vice President - Administration
Phone:	(607) 936-3758 ext. 223
Fax:	(607) 962-2844
Date:	September 24, 2008
FOR IMMEDIATE RELEASE

Corning Natural Gas files Rate Case with
NYS Public Service Commission

Corning, N.Y. (Wednesday, September 24, 2008) - Corning Natural Gas Corporation, a local natural gas distribution company, serving portions of the Southern Tier and Finger Lakes regions of New York, filed a Rate Case today with the New York State Public Service Commission (NYSPSC). If approved by the NYSPSC, the request would increase rates by approximately 7% in 2009. The Company has offered an alternative to this increase where it would recover the cost of incremental investment via a surcharge. Such a surcharge mechanism is becoming increasingly popular around the nation as an alternative to regular rate case increases.
The principal factor that necessitated Corning’s rate filing is the Company’s aggressive system improvement program that the Company has been and will continue to pursue. Since 2006 Corning has replaced more than 16 miles of gas pipeline along with almost 1, 000 services. The Company will continue this program with plans to replace an additional seven miles of bare steel main and another 400 services in 2009. Corning is also aggressively pursuing additional connections to local gas producers and local storage in an effort to create options to bring lower cost gas to our customers. Corning’s President, Mike German, stated, “This rate filing is a part of the Company’s focus to improve service reliability, safety and system integrity to all communities we serve.” The company looks forward to working with all interested parties in order to expeditiously resolve this rate filing.

Corning Natural Gas Corporation, headquartered in Corning, NY, was incorporated in 1904. We are a Local Distribution Company (LDC) that provides natural gas service to nearly 15,000 customers through nearly 400 miles of pipeline in the Southern Tier of New York State.

Please contact Jerry Sleve, Vice President - Administration with questions at (607) 936-3755 ext. 223.

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